JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value $0.10 per share, of Freeport-McMoRan Copper & Gold Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Date:  May 22, 1995
                                                THE RTZ CORPORATION PLC


                By:/s/ John S. Bradley
                Name:  John S. Bradley
                        Title:  Secretary


                RTZ INDONESIA LIMITED


                By:/s/ John S. Bradley
                Name:  John S. Bradley
                Title:  Director